Exhibit 99.16

NOTICE TO U.S. HOLDERS OF GUOTAI JUNAN SHARES AND HAITONG SHARES IMPORTANT: You must read the following disclaimer before continuing. The following disclaimer applies to the following announcements and you are therefore advised to read the following disclaimer carefully before accessing, reading or making any other use of the following announcements. In, and as a result of, accessing this document you agree, and you are deemed to agree, to be bound by the following terms and conditions.

The Proposed Merger will involve the exchange of securities of two joint stock companies incorporated in the PRC with limited liability and is subject to Hong Kong disclosure requirements, which are different from those of the United States. U.S. holders of Guotai Junan Shares or Haitong Shares may encounter difficulty enforcing their rights and any claims arising under the U.S. federal securities laws, as each of Guotai Junan Securities and Haitong Securities is located in a country outside the United States and some or all of their respective officers and directors may be residents of a country other than the United States. U.S. holders of Guotai Junan Shares or Haitong Shares may not be able to sue a non-U.S. company or its officers or directors in a non-U.S. court for violations of the U.S. securities laws. Further, U.S. holders of Guotai Junan Shares or Haitong Shares may encounter difficulty compelling a non-U.S. company and its affiliates to subject themselves to a U.S. court’s judgment.

Securities may not be offered or sold in the United States absent registration under the U.S. Securities Act, or pursuant to an exemption from such registration. The shares to be issued under the Proposed Placement will not be registered under the U.S. Securities Act or under the securities laws of any jurisdiction of the U.S. and will be issued in a transaction exempt from registration under the U.S. Securities Act. The Guotai Junan Shares to be issued pursuant to the Proposed Merger are not, and will not be, registered under the U.S. Securities Act or under the securities laws of any jurisdiction of the U.S. and will be issued to U.S. holders of Haitong Shares in reliance on the exemption from registration provided by Rule 802 under the U.S. Securities Act and in reliance on available exemptions from any state law registration requirements and/or any applicable securities laws. The Guotai Junan Shares to be issued pursuant to the Proposed Merger will be “restricted securities” within the meaning of Rule 144(a)(3) under the U.S. Securities Act to the same extent and proportion as the Haitong Shares for which they were exchanged in the Proposed Merger.

Neither the U.S. Securities and Exchange Commission nor any U.S. state securities commission has approved or disapproved of the Guotai Junan Shares to be issued in connection with the Proposed Merger, or determined if the following announcements are accurate or complete. Any representation to the contrary is a criminal offence. In accordance with the exemption from the registration requirements of the U.S. Securities Act provided by Rule 802 thereunder with respect to the Guotai Junan Shares to be issued in connection with the Proposed Merger, Guotai Junan Securities will submit to the US Securities and Exchange Commission any informational document it publishes or otherwise disseminates to holders of Haitong Shares related to the Proposed Merger.

The receipt of Guotai Junan Shares or cash proceeds from the exercise of the put options pursuant to the Proposed Merger by a U.S. holder of Guotai Junan Shares or Haitong Shares (as applicable) may be a taxable transaction for U.S. federal income tax purposes and under applicable U.S. state and local, as well as foreign and other tax laws. Each holder of Guotai Junan Shares and Haitong Shares is urged to consult an independent professional adviser immediately regarding applicable tax consequences of the Proposed Merger.

Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this joint announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this joint announcement.

This joint announcement appears for information purposes only and does not constitute an invitation or offer to acquire, purchase or subscribe for securities of Guotai Junan Securities or Haitong Securities, nor is it any solicitation of any vote or approval in any jurisdiction.

This joint announcement is not for release, publication or distribution, in whole or in part, in, into or from any jurisdiction where to do so would constitute a violation of the applicable laws or regulations of such jurisdiction.

Guotai Junan Securities Co., Ltd. 國泰君安証券股份有限公司
(A joint stock company incorporated in the People’s Republic of China with limited liability) (Stock Code: 02611)	(A joint stock limited company incorporated in the People’s Republic of China with limited liability) (Stock Code: 06837)

U.S.$670,000,000 2.107 per cent. guaranteed bonds due 2025 (stock code: 40186)
CNY2,800,000,000 3.20 per cent. guaranteed notes due 2026 (stock code: 84429)
CNY3,500,000,000 3.30 per cent. guaranteed notes due 2027 (stock code: 84490)

JOINT ANNOUNCEMENT

IN RELATION TO THE WITHDRAWAL OF LISTING OF

HAITONG H SHARES AND HAITONG A SHARES

INTRODUCTION

References are made to (i) the joint announcement dated 9 October 2024; (ii) the joint circular dated 22 November 2024 (the “Joint Circular”); and (iii) the joint announcements dated 20 November 2024, 13 December 2024, 22 December 2024, 23 December 2024, 9 January 2025, 20 January 2025, 21 January 2025 (the “21 January Announcement”), 5 February 2025 and 7 February 2025 (the “7 February Announcement”, together with the 21 January Announcement, the “Indicative Timeline Announcements”), each jointly issued by Guotai Junan Securities Co., Ltd. (“Guotai Junan Securities”) and Haitong Securities Co., Ltd. (“Haitong Securities”) in relation to, among others, the Proposed Merger.

Unless otherwise defined, capitalised terms used herein shall have the same meanings as those defined in the Joint Circular.

WITHDRAWAL OF LISTING OF THE HAITONG SHARES

Haitong Securities has applied to the Hong Kong Stock Exchange, and the Hong Kong Stock Exchange has granted its approval, for the withdrawal of the listing of Haitong H Shares on the Hong Kong Stock Exchange in accordance with Rule 6.15(2) of the Hong Kong Listing Rules. It is expected that the listing of Haitong H Shares on the Hong Kong Stock Exchange will be withdrawn with effect from 9:00 a.m. on Tuesday, 4 March 2025.

Haitong Securities has applied to the SSE, and the SSE has granted its approval, for the withdrawal of the listing of Haitong A Shares on the SSE. It is expected that the listing of Haitong A Shares on the SSE will be withdrawn with effect from Tuesday, 4 March 2025.

No change is expected to the indicative dates and timelines published in the Indicative Timeline Announcements for the implementation of the Share Exchange.

THE LISTING STATUS OF THE BONDS AND NOTES GUARANTEED BY HAITONG SECURITIES

Haitong Securities intends to maintain the listing status of each of (i) U.S.$670,000,000 2.107 per cent. guaranteed bonds due 2025 issued by Haitong International Finance Holdings 2015 Limited and guaranteed by Haitong Securities (stock code: 40186), (ii) CNY2,800,000,000 3.20 per cent. guaranteed notes due 2026 issued by Haitong International Finance Holdings Limited and guaranteed by Haitong Securities (stock code: 84429) and (iii) CNY3,500,000,000 3.30 per cent. guaranteed notes due 2027 issued by Haitong International Finance Holdings Limited and guaranteed by Haitong Securities (stock code: 84490) on the Hong Kong Stock Exchange.

After the withdrawal of listing of Haitong H Shares on the Hong Kong Stock Exchange, Haitong Shareholders should refer to the announcement(s) published by Guotai Junan Securities on the website of the Hong Kong Stock Exchange at www.hkex.com.hk for further announcements in relation to the implementation of the Share Exchange and information about the Post-Merger Company, including information relating to the commencement of trading of the newly issued H shares of the Post-Merger Company.

By order of the board of	By order of the board of
Guotai Junan Securities Co., Ltd.	Haitong Securities Co., Ltd.
Mr. Zhu Jian	Mr. Li Jun
Chairman	Executive Director and General Manager

Shanghai, the PRC

25 February 2025

As at the date of this joint announcement, the executive directors of Guotai Junan Securities are Mr. ZHU Jian and Mr. LI Junjie; the non-executive directors of Guotai Junan Securities are Mr. LIU Xinyi, Ms. GUAN Wei, Mr. ZHONG Maojun, Mr. CHEN Hua, Mr. SUN Minghui, Mr. ZHANG Manhua, Mr. WANG Tao and Mr. CHEN Yijiang; and the independent non-executive directors of Guotai Junan Securities are Mr. DING Wei, Mr. LI Renjie, Mr. BAI Wei, Mr. WANG Guogang, Mr. YIM, Chi Hung Henry and Mr. PU Yonghao.

The directors of Guotai Junan Securities jointly and severally accept full responsibility for the accuracy of the information contained in this joint announcement (other than in relation to Haitong Securities) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this joint announcement (other than those expressed by the directors of Haitong Securities) have been arrived at after due and careful consideration and there are no other facts not contained in this joint announcement, the omission of which would make any statement in this joint announcement misleading.

As at the date of this joint announcement, the executive directors of Haitong Securities are Mr. LI Jun and Mr. HAN Jianxin; the non-executive directors of Haitong Securities are Mr. TU Xuanxuan, Mr. SHI Lei, Ms. XIAO Hehua and Mr. XU Jianguo; the independent non-executive directors of Haitong Securities are Mr. ZHOU Yu, Mr. FAN Ren Da Anthony, Mr. MAO Fugen and Mr. MAO Huigang.

The directors of Haitong Securities jointly and severally accept full responsibility for the accuracy of the information contained in this joint announcement (other than in relation to Guotai Junan Securities) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this joint announcement (other than those expressed by the directors of Guotai Junan Securities) have been arrived at after due and careful consideration and there are no other facts not contained in this joint announcement, the omission of which would make any statement in this joint announcement misleading.

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